Exhibit 99.1

AGS REPORTS Second QUARTER 2022 RESULTS

Second Quarter 2022 Highlights:

•	Domestic EGM Recurring Revenue Increased 1% Y/Y to a Record $46.2 Million
•	Premium EGM Installed Base Nearly Doubled Y/Y and Grew by 15% Sequentially
•	Domestic EGM RPD Increased 6% Sequentially; Topped $30 for the Fifth Consecutive Quarter
•	Generated $1.5 Million of Net Income; First Net Profit Since Q4 2019
•	Adjusted EBITDA Increased 6% Y/Y to $34.1 Million
•	Table Products Adjusted EBITDA Reached a Record $2 Million
•	On Pace to Achieve Year-End 2022 Net Leverage Target of less than 4.0x

LAS VEGAS, AUGUST 8, 2022 - PlayAGS, Inc. (NYSE: AGS) ("AGS", "us", "we" or the "Company"), a designer and developer of equipment and services solutions for the global gaming industry, today reported operating results for the second quarter ended June 30, 2022.

In addressing the Company's second quarter financial performance, AGS President and Chief Executive Officer David Lopez said, "Our second quarter results reflect the growing returns we are realizing as a result of the significant investments made into our R&D, sales and product management teams over the past 24 months. These investments have accelerated the operating momentum we are seeing within the business, as reflected by the material year-over-year growth in our reported Q2 2022 net revenues, net income and Adjusted EBITDA."

Mr. Lopez continued, "Despite swirling uncertainty over the health of the consumer and the direction of the global economy, we have been encouraged by the incredible consistency demonstrated within our business through July. Ultimately, our recurring-revenue focused business model and strong liquidity position fortify the underlying resiliency within our business."

Summary of the Three Months Ended June 30, 2022 and 2021

(In thousands, except per-share and Adjusted EBITDA margin data)

	Three Months Ended June 30,

	2022	2021	$ Change	% Change
Revenues:
EGM	$70,467	$61,193	$9,274	15.2%
Table Products	3,514	2,830	684	24.2%
Interactive	2,603	2,814	(211)	(7.5)%
Total revenues	$76,584	$66,837	$9,747	14.6%
Income from operations	$9,813	$7,428	$2,385	32.1%
Net income (loss)	$1,542	$(3,883)	$5,425	(139.7)%
Income (loss) per share	$0.04	$(0.11)	$0.15	(137.9)%

Adjusted EBITDA:
EGM	$31,564	$29,453	$2,111	7.2%
Table Products	2,021	1,448	573	39.6%
Interactive	545	1,202	(657)	(54.7)%
Total Adjusted EBITDA(1)	$34,130	$32,103	$2,027	6.3%
Total Adjusted EBITDA margin(2)	44.6%	48.0%	(3.4)%	(340 bps)

Second Quarter 2022 Financial Results

•	Total revenue reached $76.6 million, representing a year-over-year increase of approximately 15%. Revenue growth within the EGM segment outpaced the broader company average, supported by continued successful execution of our premium game growth initiative, realization of early-stage returns on recent R&D investments, continued recovery in North American replacement unit demand, and further improvement in the Mexico macroeconomic environment. Table Product revenues advanced approximately 24% year-over-year to a record $3.5 million, reflecting outsized growth within our progressive installed base, initial installs of our PAX S single-deck card shuffler, a doubling of our AGS Arsenal site license customer account penetration, and the Q1 2022 Lucky Lucky side bet acquisition. Interactive revenues declined modestly year-over-year as we continue to strategically refocus our resources to better capitalize upon growth opportunities in the North American real-money gaming ("RMG") market. Total revenue improved approximately 5% over the $72.9 million delivered in Q1 2022, with revenues increasing sequentially in all three business segments. Q2 2022 marked the sixth consecutive quarter in which we were able to achieve quarterly sequential revenue growth.
•

Gaming operations, or recurring revenue, increased to $56.6 million versus $55.0 million and $53.2 million in Q2 2021 and Q1 2022, respectively. Despite facing a challenging prior-year comparison that benefitted from considerable fiscal stimulus and the broad-based easing of COVID-related casino operating restrictions throughout the United States, domestic EGM gaming operations revenue increased approximately 1% year-over-year to a record $46.2 million. Table Products recurring revenue of $3.5 million also reached a new record, supported by organic growth throughout the installed base and Q1 2022 acquisition activity. In aggregate, recurring revenue accounted for approximately 74% of our consolidated Q2 2022 revenue.

•	We generated $1.5 million of net income in Q2 2022 compared to a net loss of $3.9 million in the prior year period. The year-over-year increase in our reported net income reflects our improved operating performance and interest expense savings resulting from our Q1 2022 comprehensive debt refinancing. Q2 2022 marked the first quarter in which we were able to generate positive net income since Q4 2019.
•

Total Adjusted EBITDA (non-GAAP)(1) increased approximately 6% year-over-year to $34.1 million compared to $32.1 million in Q2 2021. Year-over-year Adjusted EBITDA growth within the Table Products and EGM segments of approximately 40% and 7%, respectively, was partially offset by a decline within the Interactive segment, as we elected to incur modest incremental expense in order to accelerate the flow of new AGS game content into the North American RMG channel. Adjusted EBITDA increased approximately 4% on a quarterly sequential basis versus the $32.8 million delivered in Q1 2022.

•

Total Adjusted EBITDA margin (non-GAAP)(1) was 44.6%, relatively consistent with the 45.0% achieved in Q1 2022 and slightly below the 48.0% reached in Q2 2021. The year-over-year compression in our Adjusted EBITDA margin was predominantly driven by a greater mix of EGM unit sales revenues, which carry a lower gross margin as compared to EGM gaming operations revenues, and higher costs related to global supply chain and logistics disruption.

(1) Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures, see non-GAAP reconciliation below.

(2) Basis points ("bps").

EGM

Three Months Ended June 30, 2022 compared to Three Months Ended June 30, 2021

(Amounts in thousands, except unit data)	Three Months Ended June 30,

	2022	2021	$ Change	% Change
EGM segment revenues:
Gaming operations	$50,538	$49,432	$1,106	2.2%
Equipment sales	19,929	11,761	8,168	69.4%
Total EGM revenues	$70,467	$61,193	$9,274	15.2%

EGM Adjusted EBITDA	$31,564	$29,453	$2,111	7.2%

EGM unit information:
Class II	11,233	11,317	(84)	(0.7)%
Class III	4,794	4,129	665	16.1%
Domestic installed base, end of period	16,027	15,446	581	3.8%
International installed base, end of period	6,769	7,879	(1,110)	(14.1)%
Total installed base, end of period	22,796	23,325	(529)	(2.3)%

Installed base - Oklahoma	7,880	8,054	(174)	(2.2)%
Installed base - non-Oklahoma	8,147	7,392	755	10.2%
Domestic installed base, end of period	16,027	15,446	581	3.8%

Domestic revenue per day	$32.55	$33.11	$(0.56)	(1.7)%
International revenue per day	$6.69	$4.66	$2.03	43.6%
Total revenue per day	$24.79	$23.47	$1.32	5.6%

Domestic EGM unit sales components:
Casino opening and expansion units	80	175	(95)	(54.3)%
Other	778	438	340	77.6%
Total Domestic EGM units sold	858	613	245	40.0%
International EGM units sold	76	-	76	N/A
Total EGM units sold	934	613	321	52.4%

Domestic average sales price	$19,938	$16,902	$3,036	18.0%

EGM Quarterly Results

Domestic Gaming Operations(3)
•	Domestic EGM gaming operations, or recurring revenue, increased approximately 1% year-over-year to a record $46.2 million. Growth within our domestic EGM installed base, supported by a near doubling of our premium EGM units, further execution upon continuous installed base optimization initiatives and a stable gaming macroeconomic backdrop drove our improved quarterly revenue performance versus the prior year. Importantly, we were able to achieve year-over-year revenue growth despite lapping a challenging Q2 2021 comparison, as the prior year period benefitted from meaningful fiscal stimulus and the relaxation of COVID-related casino operating restrictions throughout the United States. Domestic EGM recurring revenue accounted for approximately 71% of our total Q2 2022 domestic EGM revenue.
•	Our domestic EGM installed base included 16,027 units at the end of Q2 2022, representing an increase of 581 units year-over-year and 112 units versus the prior sequential quarter. Installed base growth in both the year-over-year and quarterly sequential periods was paced by our ongoing successful penetration of the premium EGM segment, as we continue to benefit from our strong game performance, diverse array of cabinet configurations, enhanced complement of game mechanics, and deep portfolio of premium game content.
•	Our premium EGM installed base nearly doubled year-over-year, accounting for 12% of our domestic EGM installed base at the end of Q2 2022 compared to 6% at Q2 2021 quarter end. Our premium EGM installed base increased by approximately 15% on a quarterly sequential basis, marking our tenth consecutive quarter of premium unit growth.
•

Domestic EGM revenue per day ("RPD") of $32.55 increased approximately 6% sequentially, exceeding $30 for the fifth consecutive quarter. Outsized premium unit growth, continued improvement in our core content execution, further fleet optimization, and a stable gaming macroeconomic environment paced the sequential strength in our domestic EGM RPD performance. Domestic EGM RPD decreased approximately 2% year-over-year, as the prior year period benefitted from significant U.S. fiscal stimulus and the release of pent up consumer demand as COVID-related operating restrictions were eased throughout the domestic gaming market.

Domestic Equipment Sales
•	We sold a total of 858 domestic EGM units in Q2 2022, an increase of 40% compared to the 613 units sold in Q2 2021. The increased depth and breadth of our core game content catalog, the strategic broadening of our customer account penetration, continued success in capturing an outsized share of Historical Horse Racing ("HHR") sales opportunities, and a steady recovery in core North American replacement unit demand combined to drive our improved domestic EGM unit sales performance versus the prior year.
•	Domestic average sales price ("ASP") was $19,938 versus $16,902 in Q2 2021, topping $19,000 for the third consecutive quarter. Our improved domestic ASP reflects a greater mix of premium-priced Orion Curve cabinets, which accounted for over 70% of Q2 2022 total domestic units sold compared to 24% in Q2 2021, and continued successful implementation of our price integrity initiative. Domestic ASP increased approximately 4% on a quarterly sequential basis.
•	We sold units into 26 U.S. states and two Canadian provinces throughout Q2 2022, as we continue to successfully implement strategic initiatives intended to broaden our customer account penetration.
International EGM's
•	International EGM gaming operations, or recurring revenue, totaled $4.3 million compared to $3.5 million in Q2 2021 and improved approximately 6% over Q1 2022 levels, marking the eighth consecutive quarterly sequential increase.
•	International EGM RPD increased approximately 44% year-over-year to $6.69 compared to $4.66 in Q2 2021 and improved approximately 8% on a quarterly sequential basis relative to the $6.17 achieved in Q1 2022. An increase in the number of active playable games in casinos and Mexico's continued post-COVID-19 macroeconomic recovery paced our improved International EGM RPD performance in both the year-over-year and quarterly sequential periods.
•	Our international EGM installed base totaled 6,769 units at June 30, 2022, representing a quarterly sequential decrease of 428 units. The imposition of a new gaming tax in one Mexican state paced the quarterly sequential installed base decline. As previously disclosed, we made a strategic decision to exit the Philippines market at the end of calendar year 2021, which, combined with the Q2 2022 Mexico removals, drove the majority of the year-over-year decrease within our international EGM installed base. We estimate approximately 93% of our international EGM installed base was active and playable as of June 30, 2022 compared to approximately 80% as of March 31, 2022.
•	We sold a total of 76 EGM units internationally in Q2 2022, bringing our year-to-date international EGM sales to 94 units. We have identified additional opportunities to further leverage our GLI-approved EGM products in a variety of international markets.
Product & Market Highlights
•	Our Orion Curve Premium installed base increased by over 65% on a quarterly sequential basis, with growth achieved in both Class II and Class III jurisdictions. Curve Premium continues to deliver RPD's nicely above our blended corporate average in both end markets. Looking ahead, we continue to assemble a diverse pipeline of new premium game content, complete with enhanced game play mechanics, and strategically broaden our portfolio of cutting-edge hardware to support our long-term growth initiatives within the higher-yielding premium game segment.
•	We remain committed to investing in our R&D organization to strengthen our organizational foundation and support our longer-term growth initiatives in both Class II and Class III markets. These investments should allow us to produce a higher volume of game content with more diverse feature sets, further exploit key competitive Class II product and scale advantages, and strategically expand the reach of our game cabinet and content offerings into new market segments.
•	In June 2022, the U.S. Supreme Court ruled in favor of two Texas tribes, the Ysleta del Sur Pueblo and Alabama-Coushatta Indian Tribe of Texas, paving the way for the tribes to continue exercising their sovereign rights to offer non-prohibited gaming on tribal lands within the state. The favorable ruling potentially creates an opportunity for AGS to further leverage its key Class II competitive advantages, including its extensive game content portfolio, unique development capabilities and deeply rooted customer relationships, to strategically broaden the scope of its Class II business within the state.

(3) "Domestic" includes both the United States and Canada.

Table Products

Three Months Ended June 30, 2022 compared to Three Months Ended June 30, 2021

(Amounts in thousands, except unit data)	Three Months Ended June 30,

	2022	2021	$ Change	% Change
Table Products segment revenues:
Gaming operations	$3,499	$2,793	$706	25.3%
Equipment sales	15	37	(22)	(59.5)%
Total Table Products revenues	$3,514	$2,830	$684	24.2%

Table Products Adjusted EBITDA	$2,021	$1,448	$573	39.6%

Table Products unit information:
Table Products installed base, end of period	5,765	4,458	1,307	29.3%
Average monthly lease price	$200	$207	$(7)	(3.4)%

Table Products Quarterly Results

•	Gaming operations, or recurring revenue, grew to a record $3.5 million, surpassing the prior record of $3.4 million, established in Q1 2022, by approximately 3%. Recurring revenue has increased sequentially for eight consecutive quarters, supported by growing customer demand for our industry-leading progressive products, greater customer adoption of our all-inclusive site license offering, the AGS Arsenal, and initial market penetration of our PAX S specialty game card shuffler.
•	Our installed base expanded by over 380 units on a quarterly sequential basis to a record 5,765 units, led by a more than 12% increase in our progressive installed base. Our installed base increased by over 1,300 units year-over-year, supported by growth in all Table Product categories, including progressives, side bets, premium games, and shufflers, and the addition of units acquired in conjunction with the Q1 2022 Lucky Lucky side bet acquisition.
•	Our average monthly lease price ("ALP") decreased approximately 3% year-over-year to $200. The modest decline in our ALP was predominantly driven by a higher mix of lower-yielding side bet units resulting from the Lucky Lucky acquisition.
•	Our progressive installed base grew to over 1,975 units at June 30, 2022 compared to 1,614 units and 1,757 units at the end of Q2 2021 and Q1 2022, respectively. The installed base of our highly anticipated and differentiated Bonus Spin Xtreme ("BSX") progressive more than doubled on a sequential basis to over 235 units. Demand for BSX remains robust, supported by casino operators' growing interest in leveraging the product to activate progressives on latent roulette tables.
•	As of June 30, 2022, we had 45 PAX S specialty game card shufflers installed across ten different jurisdictions. We continue to receive encouraging customer feedback on our initial PAX S installs and have started to see initial product adopters request additional units, a true testament to the product's consistency, efficiency and durability. Supported by the receipt of additional jurisdictional regulatory approvals and the product's successful launch-to-date, we expect PAX S demand to accelerate in the back half of 2022.
•	We were live with 20 AGS Arsenal site licenses at the end of Q2 2022, a two-fold increase versus the prior year. The Arsenal's compelling value proposition and our organizational commitment to investing in Table Product innovation continues to stimulate interest in our site license offering amongst our casino operator partners.
•	Adjusted EBITDA increased approximately 40% year-over-year to a record $2.0 million, supported by year-over-year revenue growth of approximately 24%, which was accompanied by strong flow through. Adjusted EBITDA margin was 57.5% compared to 51.2% in Q2 2021, with the increase largely attributable to the operating leverage we are achieving within the business.

Interactive

Three Months Ended June 30, 2022 compared to Three Months Ended June 30, 2021

(Amounts in thousands)	Three Months Ended June 30,

	2022	2021	$ Change	% Change
Interactive segment revenue:
Social gaming revenue	$515	$580	$(65)	(11.2)%
Real-money gaming revenue	2,088	2,234	(146)	(6.5)%
Total Interactive revenue	$2,603	$2,814	$(211)	(7.5)%

Interactive Adjusted EBITDA	$545	$1,202	$(657)	(54.7)%

Interactive Quarterly Results

•	Interactive segment revenue totaled $2.6 million, representing quarterly sequential growth of over 5% compared to the $2.5 million achieved in Q1 2022. The positive sequential revenue trend reflects the growing momentum within our North American RMG business and stable social gaming revenue performance. Ongoing efforts to strategically refocus our Interactive resources to better capitalize upon growth opportunities within the regulated North American RMG market, including further rationalization and optimization of our international RMG exposure, has led to anticipated compression in our rest of world RMG revenue performance, pushing segment-level revenues slightly lower versus the prior year.
•	Real-money gaming revenue increased approximately 7% as compared to the $2.0 million delivered in Q1 2022, supported by sequential North American RMG revenue growth of over 15%. North American-sourced RMG revenues accounted for approximately 85% of our Q2 2022 total RMG revenue mix compared to 66% in Q2 2021 and 78% in Q1 2022. Our growing North American revenue mix reflects early returns from our efforts to strategically refocus our RMG business on North American growth opportunities, the strong performance of player-favorite AGS game themes in the North American RMG channel, distribution of our content into new North American jurisdictions, and broadening of our B2C operator partner relationships.
•	Social gaming revenue of $515 thousand was relatively consistent with the prior sequential quarter, as we continue to prioritize stability and profitability within this segment of our business. The year-over-year revenue decline reflects the impact of our strategic decision to moderate player marketing spend, consistent with our profitability focus within the segment.
•	Interactive Adjusted EBITDA was $545 thousand, marking the segment's tenth consecutive quarter of positive Adjusted EBITDA performance. Adjusted EBITDA was impacted by a modest increase in our segment-level costs, as we incurred incremental expense to accelerate the flow of new AGS content into North American RMG channel. Although we have increased investments into our RMG operation, we remain fully committed to scaling the business in an Adjusted EBITDA positive manner.
•	We achieved our sixth consecutive top-five supplier slot indexing ranking in the July 2022 Eilers and Krejcik Online Game Performance Report, with two AGS game themes achieving a top-20 ranking within the slots category. Our online game content catalog, consisting of over 30 AGS titles, is live in the majority of the most prominent regulated North American online jurisdictions, including PA, MI, NJ, Ontario, and Quebec, and we continue to prepare for scheduled upcoming launches into additional jurisdictions, including CT, WV, British Columbia, and Alberta.

Liquidity and Capital Expenditures

As of June 30, 2022, the Company had an available cash balance of $38.9 million and $40.0 million of availability under its undrawn revolving credit facility, resulting in total available liquidity of $78.9 million.

The total principal amount of debt outstanding, as of June 30, 2022, was $574.3 million compared to $615.7 million at December 31, 2021. Total net debt, which is the principal amount of debt outstanding less cash and cash equivalents, was approximately $535.4 million as of June 30, 2022, conveying a Total Net Debt Leverage Ratio of 4.1 times. (4)

Second quarter 2022 capital expenditures totaled $18.7 million, bringing year-to-date capital expenditures through June 30, 2022 to $30.3 million. Gaming equipment-related investments into our EGM and Table Product installed bases accounted for over 60% of capital expenditures incurred year-to-date. Driven by the accelerating demand we are seeing for our high-performing premium EGM products and the emergence of incremental placement opportunities into the Texas Class II market following the favorable Supreme Court ruling in June, we now expect to incur full-year capital expenditures of $62 to $67 million.

2022 Net Leverage Target

Supported by our solid financial performance through the first six months of 2022, the product momentum building within multiple segments of our business, and the consistency we continue to observe within our day-to-day operations, we remain on pace to deliver upon our previously issued year-end 2022 net leverage target of less than 4.0x.

(4) Total Adjusted EBITDA and Total Net Debt Leverage Ratio are non-GAAP measures, see non-GAAP reconciliation below.

Conference Call and Webcast

AGS leadership will host a conference call to review the Company's second quarter 2022 results on August 8, 2022, at 5 p.m. EDT. Participants may access a live webcast of the conference call, along with a slide presentation reviewing the quarterly results, at the Company's Investor Relations website http://investors.playags.com. A replay of the webcast will be available on the website following the live event. U.S. and Canadian participants may access the call live by telephone by calling +1 (844) 200-6205, while international participants should call +1 (929) 526-1599. The conference call access code is 403415.

Company Overview

AGS is a global company focused on creating a diverse mix of entertaining gaming experiences for every kind of player. Our roots are firmly planted in the Class II tribal gaming market, but our customer-centric culture and remarkable growth have helped us branch out to become one of the most all-inclusive commercial gaming equipment suppliers in the world. Powered by high-performing Class II and Class III slot products, an expansive table products portfolio, highly rated social casino, real-money gaming solutions for players and operators, and best-in-class service, we offer an unmatched value proposition for our casino partners. Learn more at playags.com.

AGS Investor & Media Contacts:

Brad Boyer, Senior Vice President Corporate Operations and Investor Relations

investors@playags.com

Julia Boguslawski, Chief Marketing Officer

jboguslawski@playags.com

©2022 PlayAGS, Inc. Products referenced herein are sold by AGS LLC or other subsidiaries of PlayAGS, Inc. Solely for convenience, marks, trademarks and trade names referred to in this press release appear without the ® and  TM and SM  symbols, but such references are not intended to indicate, in any way, that PlayAGS, Inc. will not assert, to the fullest extent under applicable law, its rights or the rights of the applicable licensor to these marks, trademarks and trade names.

Forward-Looking Statement

This release contains, and oral statements made from time to time by our representatives may contain, forward-looking statements based on management’s current expectations and projections, which are intended to qualify for the safe harbor of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding the proposed public offering and other statements identified by words such as “believe,” “will,” “may,” “might,” “likely,” “expect,” “anticipates,” “intends,” “plans,” “seeks,” “estimates,” “believes,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections. All forward-looking statements are based on current expectations and projections of future events.

These forward-looking statements reflect the current views, models, and assumptions of AGS, and are subject to various risks and uncertainties that cannot be predicted or qualified and could cause actual results in AGS’s performance to differ materially from those expressed or implied by such forward looking statements. These risks and uncertainties include, but are not limited to, the ability of AGS to maintain strategic alliances, unit placements or installations, grow revenue, garner new market share, secure new licenses in new jurisdictions, successfully develop or place proprietary product, comply with regulations, have its games approved by relevant jurisdictions, the effects of COVID-19 on the Company’s business and results of operations and other factors set forth under Item 1. “Business,” Item 1A. “Risk Factors” in AGS’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission. All forward-looking statements made herein are expressly qualified in their entirety by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. Readers are cautioned that all forward-looking statements speak only to the facts and circumstances present as of the date of this press release. AGS expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

PLAYAGS, INC.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share and per share data)

	June 30,	December 31,
	2022	2021
Assets
Current assets
Cash and cash equivalents	$38,854	$94,977
Restricted cash	20	20
Accounts receivable, net of allowance of $2,193 and $1,993, respectively	52,931	49,426
Inventories	37,550	27,534
Prepaid expenses	7,250	4,878
Deposits and other	8,218	8,240
Total current assets	144,823	185,075
Property and equipment, net	75,426	74,916
Goodwill	287,069	285,546
Intangible assets	151,421	160,044
Deferred tax asset	7,499	7,333
Operating lease assets	12,257	12,503
Other assets	7,413	7,394
Total assets	$685,908	$732,811

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$18,828	$9,439
Accrued liabilities	39,210	39,165
Current maturities of long-term debt	6,146	6,877
Total current liabilities	64,184	55,481
Long-term debt	551,825	599,281
Deferred tax liability, non-current	2,795	2,653
Operating lease liabilities, long-term	11,556	11,871
Other long-term liabilities	18,970	21,954
Total liabilities	649,330	691,240
Commitments and contingencies
Stockholders’ equity
Preferred stock at $0.01 par value; 50,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock at $0.01 par value; 450,000,000 shares authorized at June 30, 2022 and at December 31, 2021; and 37,121,715 and 36,943,770 shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively	371	369
Additional paid-in capital	397,785	392,161
Accumulated deficit	(355,951)	(344,889)
Accumulated other comprehensive loss	(5,627)	(6,070)
Total stockholders’ equity	36,578	41,571
Total liabilities and stockholders’ equity	$685,908	$732,811

PLAYAGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(amounts in thousands, except per share data)

	Three Months Ended June 30,
	2022	2021
Revenues
Gaming operations	$56,640	$55,039
Equipment sales	19,944	11,798
Total revenues	76,584	66,837
Operating expenses
Cost of gaming operations(5)	10,868	9,677
Cost of equipment sales(5)	10,386	5,748
Selling, general and administrative	15,975	16,300
Research and development	10,040	9,009
Write-downs and other charges	342	64
Depreciation and amortization	19,160	18,611
Total operating expenses	66,771	59,409
Income from operations	9,813	7,428
Other expense (income)
Interest expense	8,087	11,517
Interest income	(214)	(276)
Loss on extinguishment and modification of debt	-	-
Other expense (income)	277	(181)
Income (loss) before income taxes	1,663	(3,632)
Income tax expense	(121)	(251)
Net income (loss)	1,542	(3,883)
Foreign currency translation adjustment	(561)	886
Total comprehensive income (loss)	$981	$(2,997)

Basic and diluted income (loss) per common share:
Basic	$0.04	$(0.11)
Diluted	$0.04	$(0.11)
Weighted average common shares outstanding:
Basic	36,998	36,632
Diluted	36,998	36,632

(5) Exclusive of depreciation and amortization.

PLAYAGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)

	Six Months Ended June 30,
	2022	2021
Cash flows from operating activities
Net loss	$(11,052)	$(11,653)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	38,029	37,019
Accretion of contract rights under development agreements and placement fees	3,198	3,316
Amortization of deferred loan costs and discount	1,537	2,680
Write-off of deferred loan costs and discount	1,586	-
Cash paid for debt prepayment penalties to prior debt holders	848	-
Stock-based compensation expense	8,231	4,862
Provision for bad debts	273	205
Loss on disposition of long-lived assets	416	191
Impairment of assets	19	653
Fair value adjustment of contingent consideration	-	(56)
Provision for deferred income tax (benefit)	89	49
Changes in assets and liabilities that relate to operations:
Accounts receivable	(3,500)	(3,844)
Inventories	(9,143)	2,367
Prepaid expenses	(2,776)	(4,270)
Deposits and other	106	(1,920)
Other assets, non-current	1,787	1,706
Accounts payable and accrued liabilities	5,256	4,588
Net cash provided by operating activities	34,904	35,893
Cash flows from investing activities
Business acquisitions, net of cash acquired	(4,750)	-
Proceeds from payments on customer notes receivable	137	-
Software development and other expenditures	(9,852)	(7,210)
Proceeds from disposition of assets	8	22
Purchases of property and equipment	(20,401)	(14,191)
Net cash used in investing activities	(34,858)	(21,379)
Cash flows from financing activities
Repayment of prior first lien credit facilities	(521,215)	(2,694)
Repayment of first lien credit facilities	(1,438)	-
Repayment of incremental term loans	(93,575)	(475)
Payment of financed placement fee obligations	(2,593)	(2,444)
Proceeds from term loans	569,250	-
Payment of deferred loan costs	(4,838)	-
Payment of debt prepayment penalties to prior debt holders	(848)	-
Payments of previous acquisition obligation	(287)	(257)
Payments on finance leases and other obligations	(616)	(867)
Repurchase of stock	(10)	(788)
Net cash used in financing activities	(56,170)	(7,525)
Effect of exchange rates on cash and cash equivalents	1	10
Net increase in cash, cash equivalents and restricted cash	(56,123)	6,999
Cash, cash equivalents and restricted cash, beginning of period	94,997	81,709
Cash, cash equivalents and restricted cash, end of period	$38,874	$88,708

Supplemental cash flow information:
Non-cash investing and financing activities:
Leased assets obtained in exchange for new operating lease liabilities	$956	$3,042
Leased assets obtained in exchange for new finance lease liabilities	$242	$318

Non-GAAP Financial Measures

To provide investors with additional information in connection with our results as determined by generally accepted accounting principles in the United States (“GAAP”), we disclose the following non-GAAP financial measures: total Adjusted EBITDA, total Adjusted EBITDA margin, total net debt leverage ratio, and Free Cash Flow. These measures are not financial measures calculated in accordance with GAAP and should not be considered as a substitute for net income (loss), income from operations, cash flows, or any other measure calculated in accordance with GAAP, and may not be comparable to similarly titled measures reported by other companies.

Total Adjusted EBITDA

This press release and accompanying schedules provide certain information regarding Adjusted EBITDA, which is considered a non-GAAP financial measure under the rules of the Securities and Exchange Commission.

We believe that the presentation of total Adjusted EBITDA is appropriate to provide additional information to investors about certain material non-cash items that we do not expect to continue at the same level in the future, as well as other items we do not consider indicative of our ongoing operating performance. Further, we believe total Adjusted EBITDA provides a meaningful measure of operating profitability because we use it for evaluating our business performance, making budgeting decisions, and comparing our performance against that of other peer companies using similar measures. It also provides management and investors with additional information to estimate our value.

Total Adjusted EBITDA is not a presentation made in accordance with GAAP. Our use of the term total Adjusted EBITDA may vary from others in our industry. Total Adjusted EBITDA should not be considered as an alternative to operating income or net income. Total Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation or as a substitute for the analysis of our results as reported under GAAP.

Our definition of total Adjusted EBITDA allows us to add back certain non-cash charges that are deducted in calculating net income and to deduct certain gains that are included in calculating net income. However, these expenses and gains vary greatly, and are difficult to predict. They can represent the effect of long-term strategies as opposed to short-term results. In addition, in the case of charges or expenses, these items can represent the reduction of cash that could be used for other corporate purposes. Due to these limitations, we rely primarily on our GAAP results, such as net income (loss), income from operations, EGM Adjusted EBITDA, Table Products Adjusted EBITDA or Interactive Adjusted EBITDA and use Total Adjusted EBITDA only supplementally.

The total Adjusted EBITDA discussion above is also applicable to its margin measure, which is calculated as total Adjusted EBITDA as a percentage of total revenues.

The following table presents a reconciliation of total Adjusted EBITDA to net loss, which is the most comparable GAAP measure:

Total Adjusted EBITDA Reconciliation

	Three Months Ended June 30,
(Amounts in thousands)
	2022	2021	$ Change	% Change
Net income (loss)	$1,542	$(3,883)	$5,425	(139.7)%
Income tax expense	121	251	(130)	(51.8)%
Depreciation and amortization	19,160	18,611	549	2.9%
Interest expense, net of interest income and other	8,150	11,060	(2,910)	(26.3)%
Write-downs and other(6)	342	64	278	434.4%
Other adjustments(7)	301	717	(416)	(58.0)%
Other non-cash charges(8)	2,108	2,053	55	2.7%
Non-cash stock-based compensation(9)	2,406	3,230	(824)	(25.5)%
Total Adjusted EBITDA	$34,130	$32,103	$2,027	6.3%

	Three Months Ended June 30,
(Amounts in thousands, except total Adjusted EBITDA margin)
	2022	2021	$ Change	% Change
Total revenues	$76,584	$66,837	$9,747	14.6%
Total Adjusted EBITDA	$34,130	$32,103	$2,027	6.3%
Total Adjusted EBITDA margin	44.6%	48.0%	(3.4)%	(340 bps)

(6) Write-downs and other includes items related to loss on disposal or impairment of long-lived assets and fair value adjustments to contingent consideration.

(7) Other adjustments are primarily composed of the following:

•

Costs and inventory and receivable valuation charges associated with the COVID-19 pandemic, professional fees incurred for projects, costs incurred related to public offerings, contract cancellation fees and other transaction costs deemed to be non-operating in nature;

•	Acquisition and integration related costs related to the purchase of businesses and to integrate operations and obtain costs synergies;
•

Restructuring and severance costs, which primarily relate to costs incurred through the restructuring of the Company’s operations from time to time and other employee severance costs recognized in the periods presented; and

•	Legal and litigation related costs, which consist of payments to law firms and settlements for matters that are outside the normal course of business.

(8) Other non-cash charges are costs related to non-cash charges and losses on the disposition of assets, non-cash charges on capitalized installation and delivery, which primarily includes the costs to acquire contracts that are expensed over the estimated life of each contract, and non-cash charges related to accretion of contract rights under development agreements.

(9) Non-cash stock-based compensation includes non-cash compensation expense related to grants of options, restricted stock, and other equity awards.

Total Net Debt Leverage Ratio Reconciliation

The following table presents a reconciliation of total net debt and total net debt leverage ratio:

(Amounts in thousands, except total net debt leverage ratio)	June 30,	December 31,
	2022	2021
Total principal amount of debt	$574,298	$615,743
Less: Cash and cash equivalents	38,854	94,977
Total net debt	$535,444	$520,766
LTM Adjusted EBITDA	$131,058	$122,587
Total net debt leverage ratio	4.1	4.2

Free Cash Flow

This schedule provides certain information regarding Free Cash Flow, which is considered a non-GAAP financial measure under the rules of the Securities and Exchange Commission.

We define Free Cash Flow as net cash provided by operating activities less cash outlays related to capital expenditures. We define capital expenditures to include purchase of intangible assets, software development and other expenditures, and purchases of property and equipment. In arriving at Free Cash Flow, we subtract cash outlays related to capital expenditures from net cash provided by operating activities because they represent long-term investments that are required for normal business activities. As a result, subject to the limitations described below, Free Cash Flow is a useful measure of our cash available to repay debt and/or make other investments.

Free Cash Flow adjusts for cash items that are ultimately within management’s discretion to direct, and therefore, may imply that there is less or more cash that is available than the most comparable GAAP measure. Free Cash Flow is not intended to represent residual cash flow for discretionary expenditures since debt repayment requirements and other non-discretionary expenditures are not deducted. These limitations are best addressed by using Free Cash Flow in combination with the GAAP cash flow numbers.

The following table presents a reconciliation of Free Cash Flow:

(Amounts in thousands)	Six Months Ended June 30, 2022	Three Months Ended March 31, 2022	Three Months Ended June 30, 2022
Net cash provided by operating activities	$34,904	$7,070	$27,834
Software development and other expenditures	(9,852)	(3,853)	(5,999)
Purchases of property and equipment	(20,401)	(7,688)	(12,713)
Free Cash Flow	$4,651	$(4,471)	$9,122

(Amounts in thousands)	Six Months Ended June 30, 2021	Three Months Ended March 31, 2021	Three Months Ended June 30, 2021
Net cash provided by operating activities	$35,893	$9,693	$26,200
Software development and other expenditures	(7,210)	(3,766)	(3,444)
Purchases of property and equipment	(14,191)	(6,109)	(8,082)
Free Cash Flow	$14,492	$(182)	$14,674